Exhibit 4.1

VERSUM MATERIALS, INC.

LONG-TERM INCENTIVE PLAN

1.	Purpose of the Plan

The purpose of the Plan (as defined below) is to aid Versum Materials, Inc., a Delaware corporation (the “Company”) and its Subsidiaries and Affiliates in recruiting and retaining key employees, directors or other independent contractors and to motivate such employees, directors or other independent contractors to exert their best efforts on behalf of the Company and its Affiliates and align their interests with those of the stockholders of the Company by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees, directors or independent contractors will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b) Affiliate: With respect to the Company, any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest.

(c) Award: An Option, Stock Appreciation Right, Other Stock-Based Award or Cash Award granted pursuant to the Plan.

(d) Beneficial Owner: A “beneficial owner”, as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

(e) Board: The Board of Directors of the Company, as constituted from time to time.

(f) Cash Award: Any cash denominated award granted pursuant to Section 9 of the Plan.

(g) Change in Control: The earliest date at which:

(i) any Person (which term shall mean any individual, corporation, partnership, group, association or other “person,” as such term is used in Sections 13(d) and 14(d) of the Act, other than the Company or any employee benefit plans sponsored by the Company) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s

[Approved by the board of directors of Versum Materials, Inc. on September 15, 2016; ratified by Air Products and Chemicals, Inc. as sole stockholder of Versum Materials, Inc. on September 30, 2016]

outstanding “Voting Securities” (which term shall mean securities which under ordinary circumstances are entitled to vote for the election of directors of the Company), other than through the purchase of Voting Securities directly from the Company through a private placement;

(ii) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof (other than any director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company), whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board, shall from and after such election be deemed to be a member of the Incumbent Board;

(iii) a merger or consolidation involving the Company or its Shares or an acquisition by the Company, directly or indirectly or through one or more subsidiaries, of another entity or its stock or assets in exchange for the Shares of the Company is consummated, unless, immediately following such transaction, 50.1% or more of the then outstanding Voting Securities of the surviving or resulting corporation or entity will be (or is) then beneficially owned, directly or indirectly, by the individuals and entities who were the Beneficial Owners of the Company’s outstanding Voting Securities immediately prior to such transaction (treating, for purposes of determining whether the 50.1% continuity test is met, any ownership of the Voting Securities of the surviving or resulting corporation or entity that results from a stockholder’s ownership of the stock of, or other ownership interest in, the corporation or other entity with which the Company is merged or consolidated as not owned by persons who were Beneficial Owners of the Company’s outstanding Voting Securities immediately prior to the transaction);

(iv) all or substantially all of the assets of the Company are sold or transferred to a Person as to which (A) the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets and (B) the financial results of the Company and such Person are not consolidated for financial reporting purposes; or

(v) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, to the extent required to avoid accelerated taxation and/or penalties under Section 409A of the Code, a Change in Control shall not be deemed to occur unless such transaction or occurrence constitutes a “change in ownership,” “change in effective control” and/or a “change in the ownership of a substantial portion of the assets” of the Company, in each case within the meaning of Section 409A of the Code.

(h) Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(i) Committee: The Compensation Committee of the Board (or a subcommittee thereof), or such other subcommittee of the Board to which the Board has delegated power to act under or pursuant to the provisions of the Plan, or the full Board.

(j) Company: Versum Materials, Inc., a Delaware corporation.

(k) Effective Date: September 30, 2016.

(l) Employment: The term “Employment” as used herein shall be deemed to refer to (i) a Participant’s employment, if the Participant is an employee of the Company or any of its Subsidiaries, (ii) a Participant’s services as an independent contractor, if the Participant is an independent contractor to the Company or its Subsidiaries, and (iii) a Participant’s services as an non-employee director, if the Participant is a non-employee member of the Board.

(m) Fair Market Value: On a given date, (i) if there should be a public market for the Shares on such date, the closing price of the Shares as reported on such date on the composite tape of the principal national securities exchange on which such Shares are listed or admitted to trading (if such date is not a trading date, the closing price on the trading date immediately preceding such date) and (ii) if there should not be a public market for the Shares on such date, the “Fair Market Value” shall be the value of the Shares established by the Committee in good faith.

(n) ISO: An Option that is also an “incentive stock option” within the meaning of Section 422 of the Code, granted pursuant to Section 6(d) of the Plan.

(o) Option: Any stock option granted pursuant to Section 6 of the Plan.

(p) Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6 of the Plan.

(q) Other Stock-Based Awards: Awards granted pursuant to Section 8 of the Plan.

(r) Participant: An employee, director or independent contractor who is selected by the Committee to participate in the Plan and any employee, director or independent contractor of Air Products and Chemicals, Inc. (“Air Products”) who is selected to receive an Award under the Plan in connection with the separation of the Company from Air Products (a “Conversion Award”).

(s) Performance-Based Awards: Certain Other Stock-Based Awards and certain Cash Awards granted pursuant to Section 8(b) of the Plan.

(t) Plan: This Versum Materials, Inc. Long-Term Incentive Plan, as amended from time to time.

(u) Shares: Shares of common stock of the Company, par value $1.00.

(v) Stock Appreciation Right: A stock appreciation right granted pursuant to Section 7 of the Plan.

(w) Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3.	Shares Subject to the Plan

Subject to Section 10, the total number of Shares which may be issued under the Plan is 5,000,000, each of which may be issued as ISOs. The maximum number of Shares that may underlie Options and Stock Appreciation Rights, collectively, granted in any calendar year to any Participant other than any non-employee director, shall not exceed 750,000 Shares. The maximum number of Shares that may underlie Performance-Based Awards granted in any calendar year to any Participant other than any non-employee director, shall not exceed 375,000 Shares. The maximum Cash Award granted in any calendar year to any Participant other than any non-employee director shall not exceed $5,000,000. The maximum number of Shares that may underlie Awards granted during any calendar year to any non-employee director, taken together with any cash fees paid to such non-employee director during the calendar year, shall not exceed $600,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). The Committee may make exceptions to this limit for a non-executive chair of the Board or, in extraordinary circumstances, for other individual non-employee directors, as the Committee may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The issuance of Shares, or Shares delivered in exchange for the payment of cash or other property upon the exercise of an Award, shall, in each case, reduce the total number of Shares available under the Plan, as applicable. Shares which are subject to Awards which terminate or lapse without the payment of consideration, Shares withheld by the Company in payment of taxes or exercise prices, or Shares subject to Awards that are replaced, exchanged or otherwise forfeited, may, in each case, be granted again under the Plan. Notwithstanding the foregoing, (i) Shares issued under Awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by the Company (“Substitute Awards”) shall not reduce the Shares available under the Plan and (ii) available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and do not reduce the Plan’s share reserve (subject to applicable stock exchange listing requirements).

4.	Administration

(a) Delegation. The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto), “independent directors” within the meaning of the applicable principal national exchange listed company rules and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto). Additionally, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or an Affiliate; provided that such delegation and grants are consistent with applicable law and guidelines established by the Board from time to time and in no event may such authority be delegated with respect to the granting of Awards to employees who are subject to Section 16 of the Act nor if the delegation of any such authority would result in Awards that are otherwise intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code failing to so qualify.

(b) Interpretation. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan and/or any Award agreement in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan and/or any Award agreement, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

(c) Terms. The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Award agreement shall contain such other terms, provisions and conditions not inconsistent herewith as shall be determined by the Committee. The Participant shall comply with the terms and conditions, including but not limited to any purchase or repurchase rights permitted under applicable law, imposed on the Participant pursuant to the provisions of the Plan and the Award agreement.

(d) Taxes. The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of, or delivery of Shares subject to, an Award. Subject to the following proviso (including due to applicable law or accounting rules), the Participant may pay such withholding taxes upon, or in advance of, the taxable event under any Award in cash, by check or by a combination thereof, or in Shares or in a combination of cash and Shares, at the discretion of the Company; provided that, with respect to any payment in whole or in part in Shares, any such Shares have been held by the Participant for such period, if any, as established by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles, or have been withheld by the Company from Shares that would have otherwise been received by the Participant upon exercise or settlement of the Award.

(e) Notwithstanding the foregoing, without stockholder approval, except as otherwise permitted under Section 10 of the Plan, (i) no waiver, amendment or modification of an Award may reduce the Option Price of any Option or the exercise price of any Stock Appreciation Right, (ii) the Committee may not cancel any outstanding Option or Stock Appreciation Right and replace it with a new Option or Stock Appreciation Right (with a lower Option Price or exercise price, as the case may be) or other Award or cancel for cash any outstanding Option or Stock Appreciation Right for which the Option Price or exercise price, as the case may be, is equal to or greater than the Fair Market Value of the Shares covered by such Award and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

(f) Rounding. For the purposes of a full or partial payment of the exercise price and/or applicable withholding taxes in Shares, in the event that the quotient of the aggregate amount owed to pay the exercise price and/or applicable withholding taxes divided by the Fair Market Value shall include a fractional share, the Participant (or any other person authorized pursuant to the applicable Award agreement) shall round up and provide the Company with a full share.

(g) Clawback/Repayment. All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or Committee and as in effect from time to time; and (ii) applicable law. Further, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company.

(h) Limits On Dividends and Dividend Equivalents. Unless the Committee shall otherwise expressly provide, no dividends or dividend equivalents shall be payable with respect to any Award unless (and solely to the extent that) the underlying Award with respect to which such dividend or dividend equivalents are credited shall have become vested and payable. Notwithstanding anything to the contrary, (i) dividends or dividend equivalents with respect to any Award that vests based on achievement of performance goals shall either (x) not be paid or credited or (y) be accumulated, subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such dividend or dividend equivalent is accumulated, and shall be paid at the time such restrictions and risk of forfeiture lapse, and (ii) no dividend equivalents shall be paid with respect to Options or Stock Appreciation Rights.

5.	Limitations

No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

6.	Terms and Conditions of Options

Options granted under the Plan shall be, as determined by the Committee, non-qualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a) Option Price. The Option Price per Share shall be determined by the Committee, but (except as required or permitted with respect to Conversion Awards and Substitute Awards) shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted.

(b) Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted; provided, however, that (other than with respect to any ISO or as would otherwise result in a violation of Section 409A and the guidance issued thereunder) to the extent an Option would expire at a time when the holder of such Option is prohibited by applicable law or the Company’s insider trading policy from selling or otherwise disposing of Shares that he or she would otherwise acquire upon exercise of such Option, then such Option shall nevertheless be exercisable until the thirtieth (30th) day following the date such prohibition lapses.

(c) Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. The exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), (iii) or (iv) of the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company pursuant to one or more of the following methods: (i) in cash or its equivalent (e.g., by personal check); (ii) in Shares, having a Fair Market Value on the exercise date of the Option equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided that such Shares have been held by the Participant for such period, if any, as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles; (iii) partly in cash and partly in Shares in accordance with the provisions of clause (ii); (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased in accordance with a cashless exercise program that is compliant with applicable securities laws; or (v) through having a number of Shares with a Fair Market Value on the exercise date of the Option equal to the aggregate Option Price for the Shares being purchased withheld by the Company from Shares that would have otherwise been received by the Participant upon exercise of the Option. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, satisfied any other conditions imposed by the Committee pursuant to the Plan.

(d) ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who, at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. To the extent required for “incentive stock option” status under section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which ISOs are exercisable for the first time by the Participant during any calendar year under the Plan and/or any other plan of the Company or any Subsidiary shall not exceed $100,000 (or such other limit imposed by Section 422(d) of the Code). For purposes of applying the foregoing limitation, Incentive Stock Options shall be taken into account in the order granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be a nonqualified stock option granted under the Plan. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

(e) Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of being a Beneficial Owner of such Shares, in which case the Company shall treat the Option as exercised without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise of the Option, as appropriate.

7.	Terms and Conditions of Stock Appreciation Rights

(a) Grants. The Committee may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by the related Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b) Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee, but in no event shall such amount be less than 100% of the Fair Market Value of a Share on the date the Stock Appreciation Right is granted; provided, however, that in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option (except as required or permitted with respect to Conversion Awards and Substitute Awards). Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, multiplied by (ii) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange thereof an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, multiplied by (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. The date a notice of exercise is received by the Company shall be the exercise date. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded down to the next whole Share.

(c) Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability of Stock Appreciation Rights as it may deem fit, but in no event shall a Stock Appreciation Right be exercisable more than ten years after the date it is granted; provided, however, that (other than as would otherwise result in a violation of Section 409A and the guidance issued thereunder) to the extent a Stock Appreciation Right would expire at a time when the holder of such Stock Appreciation Right is prohibited by applicable law or the Company’s insider trading policy from selling or otherwise disposing of Shares that he or she would otherwise acquire upon exercise of such Stock Appreciation Right, then such Stock Appreciation Right shall nevertheless be exercisable until the thirtieth (30th) day following the date such prohibition lapses.

8.	Other Stock-Based Awards; Performance-Based Awards

(a) Generally. The Committee, in its sole discretion, may grant or sell Awards of Shares, Awards of restricted Shares, restricted Share units and other Awards that are valued in whole or in part by reference to, or are otherwise based on, the Fair Market Value of Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock- Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

(b) Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 8 and certain Cash Awards granted under Section 9 may be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets (xix) assets under management; (xx) total return and (xxi) strategic initiatives. The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. Without limiting the generality of the foregoing (and to the degree consistent with Section 162(m) of the Code), the Committee shall have the authority to make equitable adjustments in the business criteria in recognition of unusual or non-recurring events affecting the Company or its operating units, in response to changes in applicable laws or regulations, foreign exchange gains and losses, a change in the fiscal year of the Company, acquisitions or dispositions, asset write downs, business interruption events, unbudgeted capital expenditures, unrealized investment gains and losses or impairments, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in generally accepted accounting principles, or as the Committee determines to be appropriate to reflect measurement of the performance of the Company or its operating units, as applicable and to otherwise satisfy the objectives of the Plan. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less (but not more) than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 409A of the Code, elect to defer payment of a Performance-Based Award.

9.	Cash Awards

The Committee may grant awards that are denominated and payable solely in cash, as deemed by the Committee to be consistent with the purposes of the Plan, and such Cash Awards shall be subject to the terms, conditions, restrictions and limitations determined by the Committee, in its sole discretion, from time to time. Subject to the terms hereof, the Committee may impose such conditions and/or restrictions on any Cash Awards granted pursuant to the Plan as it may deem advisable.

10.	Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a) Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, or in the event of any reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares other than regular cash dividends, or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable (subject to Section 17 below), as to (i) the number and/or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan and/or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Options, or Stock Appreciation Rights, Other-Stock Based Awards and Performance-Based Awards may be granted during a calendar year to any

Participant, (iii) the maximum dollar amount of a Performance-Based Award that may be granted during a calendar year to any Participant, (iv) the Option Price or exercise price of any Stock Appreciation Right and/or (v) any other affected terms of such Awards.

(b) Change in Control. In the event of a Change in Control after the Effective Date, unless otherwise determined by the Committee in the applicable Award agreement (and to the extent permissible under Section 409A of the Code):

(i) if, prior to the second anniversary of the date of such Change in Control, any given Participant’s employment is terminated by the Company or any of its Affiliates (or successors in interest) without Cause (as such term is defined in the applicable Award agreement or if no such definition is contained therein, in the Participant’s employment agreement with the Company or any Subsidiary thereof, but if no such definition is contained therein, then any applicable Company policy) or by the Participant for Good Reason (as such term is defined in the applicable Award agreement or if no such definition is contained therein, in the Participant’s employment agreement with the Company or any Subsidiary thereof, but if no such definition is contained therein, then the terms of this Section 10(b)(i) shall not apply upon any voluntary termination by the Participant), then, notwithstanding any other provision of the Plan to the contrary, with respect to all or any portion of the Participant’s then outstanding Award or Awards: (A) the then outstanding Options and Stock Appreciation Rights shall become immediately exercisable and other then outstanding Awards shall become fully vested, in each case, on the date of such termination of employment; (B) any performance periods in effect on of the date such termination of employment occurs shall end on such date, and with respect to each such performance period, the extent to which all applicable performance goals have been achieved with respect to a given Award shall be determined based on actual performance as measured under the Award as of the date of the Change in Control (or, if actual performance with respect to such Award is not determinable as of the date of the Change in Control, all applicable performance goals shall be deemed to be achieved at target levels); and (C) all Awards that have been previously deferred shall be settled in full as soon as practicable, but if any only if, with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, such settlement does not contradict any pre-existing deferral election under any other plan, program or arrangement of the Company or any of its Affiliates then in effect and would not result in accelerated taxation and/or penalties under Section 409A of the Code; but in any event

(ii) the Committee may (subject to Section 14 below), but shall not be obligated to, (A) cancel such Awards for their intrinsic value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, shall equal the excess, if any, of the dollar value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights (and any such Options or Stock Appreciation Rights that have an aggregate exercise price that equals or exceeds such aggregate dollar value consideration shall be cancelled for no consideration), (B) provide that any Options or Stock Appreciation Right having an exercise price per Share that is greater than the per Share dollar value of the consideration to be paid in the Change in Control transaction to a holder of a

Share shall be cancelled without payment of any consideration therefor, (C) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (D) provide that for a period of at least ten (10) business days prior to the Change in Control, such Options or Stock Appreciation Rights shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change in Control, such Options or Stock Appreciation Rights shall terminate and be of no further force and effect. For the avoidance of doubt, not all Awards shall be required to be treated in a uniform manner (e.g., the Committee may in its discretion elect to cancel certain Awards and substitute other Awards) under the provisions of this Section 10(b).

11.	No Right to Employment, Awards or Compensation

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the Employment of a Participant and shall not lessen or affect the Company’s or any Affiliate’s right to terminate the Employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated). Absent express provisions to the contrary, any grant under this Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or its Subsidiaries and shall not affect any benefits under any other benefit plan of any kind now or subsequently in effect under which the availability or amount of benefits is related to level of compensation. This Plan is not a “retirement plan” or “welfare plan” under the Employee Retirement Income Security Act of 1974, as amended.

12.	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

13.	Nontransferability of Awards

Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. The Committee (on such terms, conditions and limitations as it determines) may permit an Award to be transferred or transferable to heirs, legatees, personal representatives or distributees of the Participant, in each case, for no consideration and only to the extent permissible by law and, in the case of an ISO, to the extent permissible under Section 422 of the Code.

14.	Amendments or Termination; Prior Plan

The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made (a) without the approval of the stockholders of the Company, if such action would (except as is provided in Section 10(a) of the Plan) increase the total number of Shares reserved for the purposes of the Plan, change the maximum number of Shares for which Awards may be granted to any Participant, amend, replace, or reprice any Award in the manner described in Section 4(e), or otherwise be required to be approved by such stockholders under applicable law or applicable securities exchange listing requirements or (b) without the consent of a Participant, if such action would materially diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Board may amend the Plan without the consent of any Participant if it deems necessary to amend the Plan to satisfy the requirements of applicable laws.

15.	International Participants

With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, subject to Section 14 above, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms to the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or an Affiliate. In addition to the provisions of Section 11 above, there are no acquired rights which will accrue to such Participants from the granting of Awards under the Plan.

16.	Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.

17.	Section 409A Compliance

This Plan and Awards issued hereunder are intended to be exempt from, or to the extent subject thereto, comply with Section 409A of the Code, and accordingly, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. In the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance prior to actual payment to such Participant of such amount, the Company may, subject to Section 14 above, (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code.

In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under

Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code which, with respect to any Participant who is a “specified employee” within the meaning of Section 409A of the Code, will be no earlier than the first day following six months after termination of Employment (other than due to death), if such payment is payable in respect of such termination. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company shall use commercially reasonable efforts to implement the provisions of this Section 17 in good faith; provided that neither the Company, the Committee nor any of the Company’s employees, directors, representatives or agents shall have any liability to Participants with respect to this Section 17.

18.	Effectiveness of the Plan

The Plan shall be effective as of the Effective Date. Unless otherwise determined by the Board, the Plan shall be submitted to stockholders of the Company for approval no later than the Company’s first regularly scheduled meeting of stockholders that occurs more than twelve (12) months after the date that the Company becomes a separate publicly held corporation and shall thereafter be submitted to stockholders of the Company for re-approval no later than the Company’s first meeting of stockholders that occurs in the fifth year following the year in which the Company’s stockholders previously approved the Plan.